EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-213627 and 333-201708) and the Registration Statements on Form S-3 (No. 333-213635, 333-212015, and 333-209026) of BioPharmX Corporation of our report (which contains an explanatory paragraph relating to BioPharmX Corporation’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated April 21, 2017 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

April 21, 2017